Exhibit 99.2

JUNO THERAPEUTICS, INC.

Juno Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$449,837	$187,891
Marketable securities	477,697	544,684
Accounts receivable	34,335	13,286
Prepaid expenses and other current assets	10,588	26,471
Total current assets	972,457	772,332
Property and equipment, net	131,623	81,734
Long-term marketable securities	128,195	189,706
Goodwill	221,306	221,306
Intangible assets, net	77,162	77,986
Other assets	3,748	6,400
Total assets	$1,534,491	$1,349,464
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,318	$4,415
Accrued liabilities and other current liabilities	80,870	36,822
Success payment liabilities	84,603	22,786
Contingent consideration	2,166	7,605
Deferred revenue	27,947	43,264
Total current liabilities	203,904	114,892
Long-term debt, less current portion	10,010	—
Contingent consideration, less current portion	22,735	13,291
Deferred revenue, less current portion	104,022	120,054
Deferred tax liabilities	2,161	5,152
Tenant improvement allowance, deferred rent, and other long-term liabilities	43,886	18,374
Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.0001 par value, 495,000 shares authorized at September 30, 2017 and December 31, 2016; 113,445 and 103,403 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	12	11
Additional paid-in-capital	2,277,564	1,911,769
Accumulated other comprehensive income (loss)	2,504	(2,842)
Accumulated deficit	(1,132,307)	(831,237)
Total stockholders’ equity	1,147,773	1,077,701
Total liabilities and stockholders’ equity	$1,534,491	$1,349,464

See accompanying notes.

Juno Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$44,816	$20,826	$85,411	$58,203
Operating expenses:
Research and development	140,272	60,854	324,288	206,887
General and administrative	26,347	18,441	70,689	51,210
Total operating expenses	166,619	79,295	394,977	258,097
Loss from operations	(121,803)	(58,469)	(309,566)	(199,894)
Other-than-temporary impairment loss	—	—	—	(5,490)
Interest income, net	1,968	1,485	5,445	4,322
Other expenses, net	(83)	(507)	(1,187)	(871)
Loss before income taxes	(119,918)	(57,491)	(305,308)	(201,933)
Benefit for income taxes	1,785	594	4,238	9,131
Net loss	$(118,133)	$(56,897)	$(301,070)	$(192,802)
Net loss per share, basic and diluted	$(1.12)	$(0.56)	$(2.88)	$(1.91)
Weighted average common shares outstanding, basic and diluted	105,602	102,178	104,629	100,961

See accompanying notes.

Juno Therapeutics, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net loss	$(118,133)	$(56,897)	$(301,070)	$(192,802)
Other comprehensive income, net of tax:
Foreign currency translation adjustments	1,210	263	3,834	673
Net unrealized gain (loss) on marketable securities	664	(239)	1,512	(519)
Reclassification adjustment for loss included in net loss	—	—	—	5,490
Total other comprehensive income	1,874	24	5,346	5,644
Comprehensive loss	$(116,259)	$(56,873)	$(295,724)	$(187,158)

See accompanying notes.

Juno Therapeutics, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
OPERATING ACTIVITIES
Net loss	$(301,070)	$(192,802)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,652	10,433
Non-cash stock-based compensation	53,265	42,760
Non-cash expense in connection with equity issuance	—	23,226
Deferred income taxes	(4,242)	(9,114)
Change in fair value of success payment liabilities	61,817	(20,758)
Change in fair value of contingent consideration	4,005	(5,175)
Other-than-temporary impairment on marketable securities	—	5,490
Other	1,286	948
Changes in operating assets and liabilities:
Accounts receivable	(21,048)	(10,285)
Prepaid expenses and other assets	17,615	179
Accounts payable, accrued liabilities and other liabilities	45,164	1,365
Deferred revenue	(31,375)	26,169
Tenant improvement allowance and deferred rent	26,762	7,197
Net cash used in operating activities	(132,169)	(120,367)
INVESTING ACTIVITIES
Purchases of marketable securities and other investments	(419,087)	(623,243)
Sales and maturities of marketable securities	546,896	767,147
Acquisitions, net of cash acquired	—	(74,575)
Purchase of property and equipment	(56,903)	(17,795)
Net cash provided by investing activities	70,906	51,534
FINANCING ACTIVITIES
Proceeds from long-term borrowings, net of financing costs	10,804	—
Payments of long-term debt and build-to-suit lease obligation	(92)	(274)
Proceeds from public offering of common stock, net of offering costs	272,417	—
Proceeds from issuance of common stock to strategic partner	32,783	47,000
Proceeds from employee stock purchase plan and exercise of stock options, net of tax withholdings	7,331	3,254
Repurchases of common stock	—	(10,073)
Net cash provided by financing activities	323,243	39,907
Effect of exchange rate changes on cash and cash equivalents	(34)	(52)
Net increase in cash and cash equivalents	261,946	(28,978)
Cash and cash equivalents at beginning of period	187,891	252,398
Cash and cash equivalents at end of period	$449,837	$223,420
SUPPLEMENTAL CASH FLOW INFORMATION
Purchases of property and equipment included in accounts payable and accrued liabilities	$2,323	$2,948
Issuance of common stock for acquisitions	$—	$46,914
Issuance of common stock for success payments	$—	$9,481

See accompanying notes.

Juno Therapeutics, Inc.

Notes to Condensed Consolidated Financial Statements

1. Significant Accounting Policies

Organization and Basis of Presentation

Juno Therapeutics, Inc. (the “Company”) was incorporated in Delaware on August 5, 2013 as FC Therapeutics, Inc., and changed its name to Juno Therapeutics, Inc. on October 23, 2013. The Company is building a fully-integrated biopharmaceutical company focused on developing innovative cellular immunotherapies for the treatment of cancer. Founded on the vision that the use of human cells as therapeutic entities will drive one of the next important phases in medicine, the Company is developing cell-based cancer immunotherapies based on its chimeric antigen receptor (“CAR”) and high-affinity T cell receptor (“TCR”) technologies to genetically engineer T cells to recognize and kill cancer cells.

In September 2017, the Company completed a follow-on public offering (the “September 2017 follow-on public offering”) whereby the Company sold 7,015,000 shares of common stock (inclusive of 915,000 shares of common stock sold by the Company pursuant to the full exercise of the underwriters’ option to purchase additional shares) at a price to the public of $41.00 per share. The Company received aggregate net proceeds from the September 2017 follow-on public offering of $272.4 million, after deducting underwriting discounts and commissions and offering expenses payable by the Company.

Concurrent with the closing of the September 2017 follow-on public offering, the Company closed a private placement of 758,327 shares of its common stock, at price of $41.00 per share, to a subsidiary of Celgene Corporation. The Company received aggregate proceeds from the concurrent private placement of $31.1 million.

The Company is subject to a number of risks similar to other biopharmaceutical companies in the early stage, including, but not limited to, possible failure of preclinical testing or clinical trials, the need to obtain marketing approval for its product candidates, competitors developing new technological innovations, the need to successfully commercialize and gain market acceptance of the Company’s products, protection of proprietary technology, and the need to obtain adequate additional funding. If the Company, or any commercialization partner for the Company’s product candidates, does not successfully commercialize any of the Company’s product candidates, the Company will not be able to generate product revenue or achieve profitability. As of September 30, 2017, the Company had an accumulated deficit of $1.13 billion.

The financial data as of December 31, 2016 is derived from the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2017 (the “2016 Annual Report”), and should be read in conjunction with the audited financial statements and notes thereto. The Company’s significant accounting policies are described in Note 2 to the financial statements included in the 2016 Annual Report.

These unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In management’s opinion, the unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the Company’s financial position, results of operations and comprehensive loss and cash flows for the interim periods. The results for the three and nine months ended September 30, 2017 are not necessarily indicative of the results expected for the full fiscal year or any other interim period.

Use of Estimates

The preparation of the Company’s condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from such estimates. See Note 2 to the audited financial statements included in the 2016 Annual Report for additional discussion of these estimates and assumptions.

The Company utilizes significant estimates and assumptions in determining the estimated success payment and contingent consideration liabilities and associated expense or gain at each balance sheet date. A small change in the Company’s stock price may have a relatively large change in the estimated fair value of the success payment liability and associated expense or gain. Changes in the probabilities and estimated timing of milestones used in the calculation of the contingent consideration liability may have a relatively large impact on the resulting liability and associated expense or gain.

Recent Accounting Pronouncements

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-09, Compensation—Stock Compensation (Topic 718). The guidance was effective for reporting periods beginning after December 15, 2016, with early adoption permitted. The Company adopted this standard on January 1, 2017. The guidance required the Company to recognize all excess tax benefits previously unrecognized, along with any valuation allowance, on a modified retrospective basis as a cumulative-effect adjustment to accumulated deficit as of the date of adoption. As of January 1, 2017, the Company’s deferred tax asset for net operating losses increased by $7.1 million but was offset by a full valuation allowance, so there was no impact to accumulated deficit on the condensed consolidated balance sheets. Additionally, the guidance required the Company to make a policy election to either estimate share-based payment forfeitures or recognize them as they occur, and apply the change from the policy election on a modified retrospective basis as a cumulative-effect adjustment to accumulated deficit as of the date of adoption. The Company elected to recognize forfeitures as they occur. Prior to the adoption of this guidance, the estimate for forfeitures was immaterial and as such there was no material impact to accumulated deficit on the condensed consolidated balance sheets upon adoption.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new guidance requires lessees to recognize the assets and liabilities arising from leases on the balance sheet and additional qualitative and quantitative disclosures will be required. The amendment is effective for reporting periods beginning after December 15, 2018, with early adoption permitted. The Company plans to adopt this standard on January 1, 2019 and is evaluating the impact of adopting the new accounting guidance on its consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The new guidance primarily affects the accounting for equity investments, financial liabilities under the fair value option and the presentation and disclosure requirements for financial instruments. In addition, the FASB clarified guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. This guidance is effective for annual and interim periods beginning after December 15, 2017, and with early adoption permitted for certain provisions of the guidance. The Company will adopt this standard on January 1, 2018 and the adoption of this guidance is not expected to have a material effect on its consolidated financial statements.

In 2014, the FASB issued ASU No. 2014-09, Revenue From Contracts With Customers (Topic 606), amended by ASU No. 2015-14. This new standard will replace all current GAAP guidance on this topic and establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. This guidance can be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. In 2015, the FASB voted to defer the effective date to reporting periods beginning after December 15, 2017, with early adoption permitted. The Company plans to adopt this standard on January 1, 2018, using the modified retrospective method. Under the modified retrospective method, the Company will recognize the cumulative effect of the adoption of ASU 2014-09 as an adjustment to accumulated deficit and deferred revenue on the initial date of application. As of September 30, 2017, the majority of the Company’s revenue is generated from upfront license payments and reimbursement revenue under its collaboration arrangement with Celgene Corporation and its wholly owned subsidiary Celgene Switzerland LLC (together, “Celgene”) and license and milestone payments associated with the Novartis sublicense agreement. Based on its review of current contracts, the Company expects the implementation of ASU No. 2014-09 to result in a deferral of revenue for a portion of certain milestone payments associated with the Novartis sublicense.

2. Collaboration and License Agreements

See Note 5 of the financial statements included in the 2016 Annual Report for additional information related to the Company’s collaboration and license agreements.

Celgene

The Company is party to a Master Research and Collaboration Agreement (“Celgene Collaboration Agreement”) with Celgene pursuant to which the Company and Celgene agreed to collaborate on researching, developing, and commercializing novel cellular therapy product candidates and other immuno-oncology and immunology therapeutics, including, in particular, CAR and TCR product candidates. In April 2016, Celgene exercised its opt-in right to develop and commercialize product candidates from the Company’s CD19 program outside North America and China. As a result, the Company and Celgene entered into a license agreement (the “Celgene CD19 License”) pursuant to which Celgene received an exclusive, royalty-bearing license to develop and commercialize therapeutic CAR product candidates from the Company’s CD19 program in all territories outside of North America and

China. The Company is also party to a Share Purchase Agreement (the “Celgene Share Purchase Agreement”) with Celgene.

In March 2017, Celgene exercised its annual right to purchase additional shares of the Company’s common stock to “top-up” its ownership interest in the Company. The top-up right that was triggered by the filing of the Company’s 2016 Annual Report permitted Celgene to top-up its ownership stake in the Company to 9.76%. Celgene purchased 75,568 shares at a price of $22.39 per share, for an aggregate purchase price of $1.7 million, to top-up its ownership stake of the Company’s common stock to the permitted amount of 9.76%. The top-up right that will be triggered by the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2017 will again permit Celgene to top-up its ownership stake of the Company’s common stock to 9.76%.

In September 2017, concurrent with the closing of the September 2017 follow-on public offering, the Company closed a private placement of 758,327 shares of its common stock, at a price of $41.00 per share, with Celgene for an aggregate purchase price of $31.1 million.

The Company recognized revenue in connection with the Celgene Collaboration Agreement and the Celgene CD19 License of $19.7 million and $20.7 million for the three months ended September 30, 2017 and 2016, respectively, and $60.0 million and $43.4 million for the nine months ended September 30, 2017 and 2016, respectively.

Fred Hutchinson Cancer Research Center

In October 2013, the Company entered into a collaboration agreement with the Fred Hutchinson Cancer Research Center (“FHCRC”) focused on research and development of cancer immunotherapy products and a license agreement pertaining to certain patent rights. The Company also granted FHCRC rights to certain share-based success payments. In December 2015, the Company entered into an agreement with FHCRC to support the establishment of a clinical immunotherapy trial unit.

Excluding the expense or gain related to success payment obligations, the Company recognized $3.6 million and $3.2 million of research and development expenses in connection with its collaboration and funding agreements with FHCRC for the three months ended September 30, 2017 and 2016, respectively, and $11.3 million and $11.9 million for the nine months ended September 30, 2017 and 2016, respectively.

The estimated fair value of the total success payment obligation to FHCRC, after giving effect to the success payments achieved and paid in December 2015, was approximately $69.0 million and $22.9 million as of September 30, 2017 and December 31, 2016, respectively. With respect to the FHCRC success payment obligations, the Company recognized an expense of $23.0 million compared to a gain of $10.5 million in the three months ended September 30, 2017 and 2016, respectively. The Company recognized an expense of $37.8 million compared to a gain of $13.3 million in the nine months ended September 30, 2017 and 2016, respectively. The expense and gain are recorded in research and development expense in the condensed consolidated statements of operations, and represent the change in the FHCRC success payment liability during such periods and the respective months of accrued expenses.

The FHCRC success payment liabilities on the condensed consolidated balance sheets as of September 30, 2017 and December 31, 2016 were $51.0 million and $13.3 million, respectively.

The Company’s liability for share-based success payments under the FHCRC collaboration is carried at fair value and recognized as expense over the term of the six-year collaboration agreement. To determine the estimated fair value of the success payment liability, the Company uses a Monte Carlo simulation methodology which models the future movement of stock prices based on several key variables. The following variables were incorporated in the calculation of the estimated fair value of the success payment liability as of the following balance sheet dates:

Assumptions	September 30, 2017	December 31, 2016
Fair value of common stock	$44.86	$18.85
Risk free interest rate	1.78% - 2.16%	1.88% - 2.30%
Expected volatility	75%	75%
Expected term (years)	4.04 - 7.04	4.79 - 7.79

The computation of expected volatility was estimated using a combination of available information about the historical volatility of stocks of similar publicly-traded companies for a period matching the expected term assumption and the Company’s historical and implied volatility. The risk free interest rate and expected term assumptions depend on the estimated timing of U.S. Food & Drug Administration (“FDA”) approval. In addition, the Company incorporated the estimated number and timing of valuation measurement dates in the calculation of the success payment liability.

Memorial Sloan Kettering Cancer Center

In November 2013, the Company entered into a sponsored research agreement with Memorial Sloan Kettering Cancer Center (“MSK”) focused on research and development relating to CAR T cell technology and a license agreement pertaining to certain patent rights and intellectual property rights related to certain know-how. The Company also granted MSK rights to certain share-based success payments. The Company is also party to clinical study agreements with MSK.

Excluding the expense or gain related to success payment obligations, the Company recognized $1.6 million and $0.9 million of research and development expenses in connection with its research and clinical agreements with MSK for the three months ended September 30, 2017 and 2016, respectively, and $5.1 million and $1.7 million for the nine months ended September 30, 2017 and 2016, respectively.

The estimated fair value of the total success payment obligation to MSK, after giving effect to the success payment achieved in December 2015 and paid in March 2016, was approximately $41.6 million and $14.1 million as of September 30, 2017 and December 31, 2016, respectively. With respect to the MSK success payment obligations, the Company recognized an expense of $14.2 million compared to a gain of $7.2 million in the three months ended September 30, 2017 and 2016, respectively. The Company recognized an expense of $24.0 million compared to a gain of $7.5 million in the nine months ended September 30, 2017 and 2016, respectively. The expense and gain are recorded in research and development expense in the condensed consolidated statements of operations, and represent the change in the MSK success payment liability during such periods and the respective months of accrued expense. The MSK success payment liabilities on the condensed consolidated balance sheets as of September 30, 2017 and December 31, 2016 were $33.6 million and $9.5 million, respectively.

The Company’s liability for share-based success payments under the MSK collaboration is carried at fair value and recognized as expense over the term of the five-year collaboration agreement. To determine the estimated fair value of the success payment liability, the Company uses a Monte Carlo simulation methodology which models the future movement of stock prices based on several key variables. The following variables were incorporated in the calculation of the estimated fair value of the success payment liability as of the following balance sheet dates:

Assumptions	September 30, 2017	December 31, 2016
Fair value of common stock	$44.86	$18.85
Risk free interest rate	1.79% – 2.17%	1.90% – 2.31%
Expected volatility	75%	75%
Expected term (years)	4.14 – 7.14	4.89 – 7.89

The computation of expected volatility was estimated using a combination of available information about the historical volatility of stocks of similar publicly-traded companies for a period matching the expected term assumption and the Company’s historical and implied volatility. The risk free interest rate and expected term assumptions depend on the estimated timing of FDA approval. In addition, the Company incorporated the estimated number and timing of valuation measurement dates in the calculation of the success payment liability.

St. Jude Children’s Research Hospital/Novartis

The Company is party to a license agreement with St. Jude (“St. Jude License Agreement”) pertaining to certain patent rights owned by St. Jude. In connection with the April 2015 settlement of Trustees of the University of Pennsylvania v. St. Jude Children’s Research Hospital, Civil Action No. 2:13-cv-01502-SD (E.D. Penn.), in which the Company was a party (the “Penn Litigation”), the Company entered into a sublicense agreement (the “Penn/Novartis Sublicense Agreement”) with the Trustees of the University of Pennsylvania (“Penn”) and an affiliate of Novartis Pharmaceuticals Corporation (“Novartis”) pursuant to which the Company granted to Novartis a sublicense pertaining to patent rights licensed to the Company under the St. Jude License Agreement.

In August 2017, a regulatory milestone was met under both the Penn/Novartis Sublicense Agreement and the St. Jude License Agreement, pursuant to which the Company recognized milestone revenue of $25.0 million from Novartis, and a corresponding research and development expense to St. Jude of $6.8 million. Additionally, we are obligated to repay Novartis 50% of a milestone payment amount where Novartis achieves a milestone and we subsequently achieve the same milestone. In September 2017, we achieved two clinical milestones that had previously been achieved by Novartis and recorded research and development expense of $7.1 million associated with the milestone repayment owed to Novartis.

3. Cash Equivalents and Marketable Securities

All marketable securities are available for use and therefore classified as available-for-sale. The following tables summarize the estimated fair value of cash equivalents and marketable securities and gross unrealized holding gains and losses (in thousands):

	September 30, 2017
	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Estimated Fair Value
Cash equivalents:
Money market funds	$318,402	$—	$—	$318,402
U.S. government and agency securities	98,692	2	—	98,694
Corporate debt securities	3,658	—	—	3,658
Total cash equivalents	$420,752	$2	$—	$420,754
Marketable securities:
U.S. government and agency securities	$304,515	$3	$(291)	$304,227
Corporate debt securities	173,633	1	(164)	173,470
Total marketable securities	$478,148	$4	$(455)	$477,697
Long-term marketable securities:
U.S. government and agency securities	$94,868	$1	$(164)	$94,705
Corporate debt securities	29,561	—	(31)	29,530
Equity securities	1,700	2,260	—	3,960
Total long-term marketable securities	$126,129	$2,261	$(195)	$128,195

	December 31, 2016
	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Estimated Fair Value
Cash equivalents:
Money market funds	$173,746	$—	$—	$173,746
U.S. government and agency securities	4,712	—	—	4,712
Corporate debt securities	6,334	—	(6)	6,328
Total cash equivalents	$184,792	$—	$(6)	$184,786
Marketable securities:
Commercial paper	$64,260	$—	$—	$64,260
U.S. government and agency securities	320,224	51	(68)	320,207
Corporate debt securities	160,379	18	(180)	160,217
Total marketable securities	$544,863	$69	$(248)	$544,684
Long-term marketable securities:
U.S. government and agency securities	$132,622	$4	$(364)	$132,262
Corporate debt securities	55,920	1	(177)	55,744
Equity securities	1,700	—	—	1,700
Total long-term marketable securities	$190,242	$5	$(541)	$189,706

The following tables summarize the gross unrealized holding losses and fair value for investments in an unrealized loss position, and the length of time that individual securities have been in a continuous loss position (in thousands):

	September 30, 2017
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Marketable securities:
U.S. government and agency securities	$213,253	$(269)	$17,982	$(22)	$231,235	$(291)
Corporate debt securities	148,459	(130)	16,982	(34)	165,441	(164)
Total marketable securities	$361,712	$(399)	$34,964	$(56)	$396,676	$(455)
Long-term marketable securities:
U.S. government and agency securities	$92,215	$(164)	$—	$—	$92,215	$(164)
Corporate debt securities	29,530	(31)	—	—	29,530	(31)
Total long-term marketable securities	$121,745	$(195)	$—	$—	$121,745	$(195)

	December 31, 2016
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Marketable securities:
U.S. government and agency securities	$143,480	$(56)	$9,988	$(12)	$153,468	$(68)
Corporate debt securities	128,013	(180)	—	—	128,013	(180)
Total marketable securities	$271,493	$(236)	$9,988	$(12)	$281,481	$(248)
Long-term marketable securities:
U.S. government and agency securities	$129,163	$(364)	$—	$—	$129,163	$(364)
Corporate debt securities	53,643	(177)	—	—	53,643	(177)
Total long-term marketable securities	$182,806	$(541)	$—	$—	$182,806	$(541)

The Company evaluated its securities for other-than-temporary impairment and considers the decline in market value for the securities to be primarily attributable to current economic and market conditions. For the debt securities, it is not more-likely-than-not that the Company will be required to sell the securities, and the Company does not intend to do so prior to the recovery of the amortized cost basis.

All debt securities have an effective maturity date of three years or less.

4. Fair Value Measurements

The following tables set forth the fair value of the Company’s financial assets and liabilities measured at fair value on a recurring basis based on the three-tier fair value hierarchy (in thousands):

	September 30, 2017
	Level 1	Level 2	Level 3	Total
Financial assets:
Money market funds	$318,402	$—	$—	$318,402
U.S. government and agency securities	—	497,626	—	497,626
Corporate debt securities	—	206,658	—	206,658
Equity securities	3,960	—	—	3,960
Total financial assets	$322,362	$704,284	$—	$1,026,646
Financial liabilities:
Success payment liabilities	$—	$—	$84,603	$84,603
Contingent consideration	—	—	24,901	24,901
Total financial liabilities	$—	$—	$109,504	$109,504

	December 31, 2016
	Level 1	Level 2	Level 3	Total
Financial assets:
Money market funds	$173,746	$—	$—	$173,746
Commercial paper	—	64,260	—	64,260
U.S. government and agency securities	—	457,181	—	457,181
Corporate debt securities	—	222,289	—	222,289
Equity securities	1,700	—	—	1,700
Total financial assets	$175,446	$743,730	$—	$919,176
Financial liabilities:
Success payment liabilities	$—	$—	$22,786	$22,786
Contingent consideration	—	—	20,896	20,896
Total financial liabilities	$—	$—	$43,682	$43,682

The Company measures the fair value of money market funds based on quoted prices in active markets for identical assets or liabilities. The Level 2 marketable securities include U.S. government and agency securities, corporate debt securities, and commercial paper and are valued either based on recent trades of securities in inactive markets or based on quoted market prices of similar instruments and other significant inputs derived from or corroborated by observable market data.

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities (in thousands):

	Success Payment Liabilities	Contingent Consideration	Total
Balance as of December 31, 2016	$22,786	$20,896	$43,682
Changes in fair value (1)	61,817	4,005	65,822
Balance as of September 30, 2017	$84,603	$24,901	$109,504

(1)         The amount of success payment and contingent consideration milestones achieved, as well as the changes in fair value for success payment liabilities and contingent consideration, are recorded in research and development expense in the condensed consolidated statements of operations.

As of September 30, 2017 and December 31, 2016, the estimated fair value of the success payment obligations, after giving effect to the success payments achieved by FHCRC and MSK, was approximately $110.6 million and $37.0 million, respectively. Included in research and development expense for the three months ended September 30, 2017 and 2016 was an expense of $37.2 million and a gain of $17.7 million, respectively, related to the change in fair value of the success payment obligations. Included in research and development expense for the nine months ended September 30, 2017 and 2016 was an expense of $61.8 million and a gain of $20.8 million, respectively, related to the change in fair value of the success payment obligations. See Note 2, Collaboration and License Agreements, to these condensed consolidated financial statements, as well as Note 5 to the financial statements included in the 2016 Annual Report, for additional discussion of estimated fair value of the success payment obligations.

The Company utilizes significant estimates and assumptions in determining the estimated success payment liability and associated expense at each balance sheet date. The assumptions used to calculate the fair value of the success payments are subject to a significant amount of judgment including the expected volatility, estimated term, and estimated number and timing of valuation measurement dates. A small change in the assumptions and other inputs, such as the fair value of the Company’s common stock, may have a relatively large change in the estimated valuation and associated liability and expense. For example, keeping all other variables constant, a hypothetical 10% increase in the stock price at September 30, 2017 from $44.86 per share to $49.35 per share would have increased the expense recorded in the third quarter of 2017 associated with the success payment liability by $11.5 million. A hypothetical 10% decrease in the stock price from $44.86 per share to $40.37 per share would have decreased the expense recorded in the third quarter of 2017 associated with the success payment liability by $10.6 million. Further, keeping all other variables constant, a hypothetical 35% increase in the stock price at September 30, 2017 from $44.86 per share to $60.56 per share would have increased the expense recorded in the third quarter of 2017 associated with the success payment liability by $37.8 million. A hypothetical 35% decrease in the stock price from $44.86 per share to $29.16 per share would have decreased the expense recorded in the third quarter of 2017 associated with the success payment liability to zero, resulting in a gain of $0.3 million.

In connection with the acquisitions of Stage Cell Therapeutics GmbH (“Stage”) and X-Body, Inc. (“X-Body”) in the second quarter of 2015, the Company agreed to pay additional amounts based on the achievement of certain technical, clinical, regulatory, and commercialization milestones. This contingent consideration is measured at fair value and is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The valuation of contingent consideration uses assumptions the Company believes would be made by a market participant. The Company assesses these estimates on an on-going basis as additional data impacting the assumptions is obtained.

Contingent consideration may change significantly as development progresses and additional data are obtained, impacting the Company’s assumptions regarding probabilities of successful achievement of related milestones used to estimate the fair value of the liability and the timing in which they are expected to be achieved. In evaluating the fair value information, judgment is required to interpret the data used to develop the estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques could result in materially different fair value estimates.

The significant unobservable inputs used in the measurement of fair value of the Company’s contingent consideration are probabilities of successful achievement of the milestones, the period in which these milestones are expected to be achieved ranging from 2017 to 2043, and a discount rate of 16%. Significant increases or decreases in any of the probabilities of success and other inputs would result in a significantly higher or lower fair value measurement, respectively.

As of September 30, 2017, the estimated fair values of the contingent consideration associated with the Stage and X-Body acquisitions, after giving effect to the milestone achieved in 2016, were $21.3 million and $3.6 million, respectively. The Company recognized an expense of $0.8 million and $0.3 million related to the change in fair value of the contingent consideration for the three months ended September 30, 2017 and 2016, respectively. The Company recognized an expense of $4.0 million and a gain of $5.2 million related to the change in fair value of the contingent consideration in the nine months ended September 30, 2017 and 2016, respectively. The expense and gain are recorded in research and development expense in the condensed consolidated statement of operations.

5. Intangible Assets

Intangible assets consist of developed technology and in-process research and development (“IPR&D”) obtained from the 2016 AbVitro, Inc. (“AbVitro”) acquisition and the 2015 Stage and X-Body acquisitions. IPR&D assets are required to be classified as indefinite-lived assets until they become finite-lived assets upon the successful completion of the associated research and development effort.

Beginning in the second quarter of 2017, the intangible asset recognized in connection with the AbVitro acquisition completed development and reached technological feasibility, and the Company began amortizing the asset over an estimated life of three years.

Identifiable intangible assets consisted of the following (in thousands):

	September 30, 2017
	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Finite-lived intangible assets:
Developed technology	$29,017	$(4,836)	$24,181
Indefinite-lived intangible assets:
In-process research and development	52,981	—	52,981
Total identifiable intangible assets	$81,998	$(4,836)	$77,162

Amortization expense recognized related to intangible assets was $2.4 million and $4.8 million for the three and nine months ended September 30, 2017, respectively. There was no amortization expense recognized related to intangible assets for the three and nine months ended September 30, 2016 as all intangibles were deemed to be indefinite-lived at that time.

Estimated future amortization expense related to finite-lived intangible assets as of September 30, 2017 is as follows (in thousands):

Year ending December 31:
2017	$2,418
2018	9,672
2019	9,672
2020	2,419
Total future amortization expense	$24,181

There was no impairment of intangible assets as of September 30, 2017 and December 31, 2016.

6. Long-term Debt

In April 2017, the Company entered into a debt agreement for a principal amount of $11.0 million which was used to fund the purchase of the Juno-owned and -operated manufacturing facility in Bothell, Washington. The terms of the agreement include a 4.55% annual fixed interest rate and provide for 120 monthly payments beginning June 1, 2017, with the final payment of all outstanding interest and principal due May 1, 2027.

The following table summarizes future principal payments on long-term debt as of September 30, 2017 (in thousands):

Year ending December 31:
2017	$69
2018	286
2019	299
2020	313
2021	328
Thereafter	9,613
Total future principal payments	$10,908

As of September 30, 2017, the fair value of the Company’s long-term debt approximates carrying value based on the borrowing rates currently available to the Company for loans with similar terms using Level 2 inputs.

7. Stock-Based Compensation

Stock-Based Compensation

Stock-based compensation expense was recognized in the condensed consolidated statements of operations as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Research and development (1)	$11,977	$8,751	$33,345	$29,109
General and administrative	6,873	5,436	19,920	15,863
Total stock-based compensation expense (2)	$18,850	$14,187	$53,265	$44,972

(1)         Included in research and development stock-based compensation expense for the nine months ended September 30, 2016, was $2.2 million related to the payout of employee stock options in connection with the AbVitro acquisition.

(2)         Included in stock-based compensation expense recognized for the three months ended September 30, 2017 and 2016, is $1.9 million and $1.4 million, respectively, related to service providers other than employees, scientific founders, and directors, including $1.4 million and $0.9 million, respectively, for a former cofounding director who became a consultant upon his departure from the board of directors. Included in stock-based compensation expense recognized for the nine months ended September 30, 2017 and 2016, is $4.3 million and $5.7 million, respectively, related to service providers other than employees, scientific founders, and directors, including $3.0 million and $3.3 million, respectively, for a former cofounding director who became a consultant upon his departure from the board of directors.

Total stock-based compensation cost related to unvested awards not yet recognized and the weighted average periods over which the awards are expected to be recognized as of September 30, 2017 for all employees are as follows:

	Stock Options	Restricted Stock and RSUs
Unrecognized stock-based compensation cost (in thousands)	$122,685	$35,876
Expected weighted average period compensation costs to be recognized (years)	2.63	2.56

Restricted Stock and RSUs

A summary of the Company’s restricted stock and RSU activity is as follows (in thousands, except per share data):

	Restricted Stock and RSUs	Weighted Average Fair Value at Date of Grant per Share
Unvested shares as of December 31, 2016	3,055	$7.10
Granted	1,391	21.79
Vested	(1,757)	3.09
Forfeited	(562)	6.55
Unvested shares as of September 30, 2017	2,127	$20.12

Stock Options

A summary of the Company’s stock option activity is as follows (in thousands, except per share and contractual life data):

	Stock Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2016	8,521	$30.28
Granted	3,800	24.15
Exercised	(364)	15.90
Forfeited/Cancelled	(898)	34.55
Outstanding as of September 30, 2017	11,059	$28.28	8.34	$191,950
Exercisable as of September 30, 2017	3,847	$29.76	7.47	$64,538

The fair value of each stock option granted has been determined using the Black-Scholes option pricing model. The material factors incorporated in the Black-Scholes model in estimating the fair value of the options granted to employees, directors, and consultants included the following:

Assumptions	Nine Months Ended September 30, 2017
Risk free interest rate	1.62% – 2.40%
Expected volatility	75%
Expected life (years)	3.22 - 9.96
Expected dividend yield	0%

For employees, scientific founders, and directors, the expected life was calculated based on the simplified method as permitted by the SEC Staff Accounting Bulletin No. 110, Share-Based Payment. For other service providers, the expected life was calculated using the contractual term of the award. Management’s estimate of expected volatility was based on available information about the historical volatility of stocks of similar publicly-traded companies for a period matching the expected term assumption and its own historical and implied future volatility. The risk-free interest rate is based on a U.S. Treasury instrument whose term is consistent with the expected life of the stock options.

8. Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss) and the adjustments to other comprehensive income (loss) are as follows (in thousands):

	Foreign Currency Translation Adjustments	Net Unrealized Gain (Loss) on Marketable Securities	Accumulated Other Comprehensive Income (Loss)
Balance as of December 31, 2016	$(1,791)	$(1,051)	$(2,842)
Other comprehensive income	3,834	1,512	5,346
Balance as of September 30, 2017	$2,043	$461	$2,504

9. Income Taxes

The Company recorded an income tax benefit of $4.2 million on a pre-tax loss of $305.3 million for the nine months ended September 30, 2017. The income tax benefit primarily relates to the benefit associated with the net loss incurred by the Company’s German subsidiary in the nine months ended September 30, 2017.

The Company recorded an income tax benefit of $9.1 million on a pre-tax loss of $201.9 million for the nine months ended September 30, 2016. Of the total tax benefit, $6.7 million relates to the release of valuation allowance on the U.S. deferred tax assets as a result of the deferred tax liabilities established for intangible assets from the acquisition of AbVitro, net of tax attributes, and $2.0 million relates to the benefit associated with the net loss incurred by the Company’s German subsidiary in the nine months ended September 30, 2016.

The Company maintains a full valuation allowance on its net U.S. deferred tax assets. The assessment regarding whether a valuation allowance is required considers both positive and negative evidence when determining whether it is more-likely-than-not that deferred tax assets are recoverable. In making this assessment, significant weight is given to evidence that can be objectively verified. In its evaluation, the Company considered its cumulative loss in recent years and its forecasted losses in the near term as significant negative evidence. Based upon a review of the four sources of income identified within Accounting Standard Codification (“ASC”) 740, Accounting for Income Taxes, the Company determined that the negative evidence outweighed the positive evidence and a full valuation allowance on its U.S. net deferred tax assets will be maintained. The Company will continue to assess the realizability of its deferred tax assets going forward and will adjust the valuation allowance as needed. The Company has determined that it is more-likely-than-not that it will realize the benefit of the losses for its German subsidiary and has not recorded a valuation allowance against the German deferred tax assets.

The Company is generally subject to examination by the U.S. federal and local income tax authorities for all tax years in which a loss carryforward is available and is subject to examination in Germany for four years. The Company’s German subsidiary is currently under examination by the German tax authorities for the years ended December 31, 2013 through December 31, 2015.

The Company applies judgment in the determination of the consolidated financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. As of September 30, 2017 and December 31, 2016, the Company’s uncertain tax positions were immaterial.

10. Net Loss per Share

Basic and diluted net loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period, without consideration for common stock equivalents. The Company’s potentially dilutive shares, which include unvested restricted stock, unvested RSUs, options to purchase common stock, and potential shares issued for success payments, are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share when their effect is dilutive.

The share amounts in the table below were excluded from the calculation of diluted net loss per share for the periods indicated due to their anti-dilutive effect (in thousands):

	Nine Months Ended September 30,
	2017	2016
Unvested restricted stock and RSUs	2,127	3,580
Options to purchase common stock	11,059	8,007
Total	13,186	11,587

11. Commitments and Contingencies

Leases

The Company has entered into various lease agreements for its office, laboratory, and manufacturing spaces with original lease periods expiring between 2019 and 2026. In addition to minimum rent, certain leases require payment of real estate taxes, insurance, common area maintenance charges and other executory costs. These executory costs are not included in the table below. Certain of these arrangements have free or escalating rent payment provisions. The Company recognizes rent expense under such arrangements on a straight-line basis over the effective term of each lease.

The following table summarizes the Company’s future minimum lease commitments as of September 30, 2017 (in thousands):

Year ending December 31:
2017	$757
2018	13,221
2019	15,222
2020	14,866
2021	14,342
Thereafter	37,108
Total future minimum lease payments	$95,516

Rent expense for the three months ended September 30, 2017 and 2016 was $2.8 million and $0.9 million, respectively. Rent expense for the nine months ended September 30, 2017 and 2016 was $8.0 million and $3.3 million, respectively.

Litigation

From time to time, the Company may become involved in litigation or proceedings relating to claims arising from the ordinary course of business.

Beginning on July 12, 2016, three putative securities class action complaints were filed against the Company and several of its officers. On October 7, 2016, these complaints were consolidated into a single action titled “In re Juno Therapeutics, Inc.” On October 19, 2016, the Court appointed a lead plaintiff. On December 12, 2016, the lead plaintiff filed an amended complaint.

The putative class in the amended complaint is composed of all purchasers of the Company’s securities between May 9, 2016 and November 22, 2016, inclusive. The amended complaint names as defendants the Company, its chief executive officer, its chief financial officer, and its chief medical officer and generally alleges material misrepresentations and omissions in public statements regarding patient deaths in the Company’s Phase II clinical trial of JCAR015 and the safety of JCAR015, violations by all named defendants of Section 10(b) of the Exchange Act, and Rule 10b-5 thereunder, as well as violations of Section 20(a) of the Exchange Act by the individual defendants. The amended complaint seeks compensatory damages of an undisclosed amount. On February 2, 2017, the Company and the individual defendants filed a motion to dismiss the complaint. On June 14, 2017, the defendants’ motion to dismiss was denied. On September 15, 2017, plaintiffs filed a motion to certify the proposed class. On October 20, 2017, the Company and the individual defendants filed a non-opposition to the motion for class certification. On October 24, 2017, the Court issued an order granting the lead plaintiff’s motion for class certification. On October 24, 2017, the Court also entered a scheduling order providing deadlines, including that discovery must be completed by March 18, 2019; all dispositive motions must be filed by April 16, 2019; and mediation, if requested by the parties, must be held by May 31, 2019. The Court scheduled a 2-3 week trial to commence on July 15, 2019.

In addition, on September 8, 2017, a stockholder filed a purported derivative action on behalf of the Company against two of the Company’s executive officers and certain members of our board of directors in the federal district court for the Western District of Washington. The complaint alleges claims for breaches of fiduciary duties arising out of the same issues that are the subject of the securities class action, as well as claims for breaches of fiduciary duties and under the federal securities laws related to the Company’s compensation for non-employee directors. The Company has not yet responded to the complaint.

On August 22, 2017, City of Hope filed a lawsuit against the Company, City of Hope v. Juno Therapeutics, Inc., Case No. 2:17-cv-06201-RGK, in the federal district court for the Central District of California. The complaint alleges that the Company has materially breached its exclusive license agreement with City of Hope by failing to seek consent for an alleged sublicense of the Company’s rights under such license to Celgene, and by failing to pay fees owed in connection with that alleged sublicense. The City of Hope license requires the Company to pay City of Hope 15% of sublicense revenues, defined as “all consideration received by [the Company] in return for the grant of rights to manufacture, use, offer for sell, or sell a Licensed Product, other than consideration in the form of: (i) running royalties calculated as a function of Net Sales and payment, (ii) payment or reimbursement to [the Company] of costs actually incurred by [the Company] in conducting clinical trials of a Licensed Product, and (iii) reimbursement for actual Patent Expenses due pursuant to this Agreement.” In its request for relief, City of Hope seeks compensatory damages in an amount “no less than 15% of all consideration received by the Company pursuant to the [Celgene] Collaboration Agreement, [Celgene] Share Purchase Agreement, and Celgene Option Exercise [i.e., the Celgene CD19 License].” The complaint also seeks a declaratory judgment that the Company materially breached the City of Hope license. On August 31, 2017, the Company filed an answer and counterclaim in the lawsuit, denying City of Hope’s allegations of breach of contract, asserting several affirmative defenses, and bringing various counterclaims, including claims for breach of contract and breach of the covenant of good faith and fair dealing, and seeking, among other things, a declaratory judgment that City of Hope has no grounds to terminate the City of Hope license. City of Hope filed an amended complaint on September 21, 2017, which Juno answered on October 5, 2017.

The Company has not recorded a liability as of September 30, 2017 because a potential loss is not probable or reasonably estimable given the preliminary nature of the proceedings.

12. Related-Party Transactions

The Company is party to the Celgene Collaboration Agreement, the Celgene CD19 License, the Celgene Share Purchase Agreement, a voting agreement, and a registration rights agreement with Celgene, who is a holder of more than 5% of the Company’s common stock. See Note 2, Collaboration and License Agreements, to these condensed consolidated financial statements, as well as Note 5 to the financial statements included in the 2016 Annual Report.